Exhibit 5.1

October 14, 2014

Walter Investment Management Corp.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

Ladies and Gentlemen:

We have acted as counsel to Walter Investment Management Corp., a Maryland corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $575,000,000 aggregate principal amount of 7.875% Senior Notes due 2021 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Exchange Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Exchange Guarantees will be issued under an indenture, dated as of December 17, 2013 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes and the Exchange Guarantees will be offered by the Company and the Guarantors in exchange for $575,000,000 aggregate principal amount of the Company’s outstanding 7.875% Senior Notes due 2021, guaranteed by the Guarantors.

We have examined the Registration Statement and the Indenture (including the form of Exchange Note and Exchange Guarantee set forth therein), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other

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instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture pursuant to the exchange offer described in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture pursuant to the exchange offer described in the Registration Statement and (b) the Exchange Guarantees have been duly issued, the Exchange Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 12.13 of the Indenture relating to the severability of provisions of the Indenture.

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Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of Venable LLP, dated the date hereof, and our opinions rendered in reliance upon such opinion are subject to the assumptions, qualifications, limitations and exceptions set forth therein. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Minnesota, we have relied upon the opinion of Dorsey & Whitney LLP, dated the date hereof, and our opinions rendered in reliance upon such opinion are subject to the assumptions, qualifications, limitations and exceptions set forth therein. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Nevada, we have relied upon the opinion of Brooks Hubley LLP, dated the date hereof, and our opinions rendered in reliance upon such opinion are subject to the assumptions, qualifications, limitations and exceptions set forth therein. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Texas, we have relied upon the opinion of Porter Hedges LLP, dated the date hereof, and our opinions rendered in reliance upon such opinion are subject to the assumptions, qualifications, limitations and exceptions set forth therein.

We do not express any opinion herein concerning any law other than (i) the law of the State of New York, (ii) the Delaware General Corporation Law and the Delaware Limited Liability Company Act, (iii) the General Corporation Law of the State of California and (iv) to the extent set forth herein, the laws of the States of Maryland, Minnesota, Nevada and Texas.

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

GUARANTORS

	Entity Name	State of Incorporation or Formation

1.	Ditech Mortgage Corp.	California

2.	Central Asset Review, LLC	Delaware

3.	DT Holdings LLC	Delaware

4.	Green Tree Asset Acquisition LLC	Delaware

5.	Green Tree CL LLC	Delaware

6.	Green Tree Credit Solutions LLC	Delaware

7.	Green Tree HE/HI Corp.	Delaware

8.	Green Tree HE/HI LLC	Delaware

9.	Green Tree Investment Holdings II LLC	Delaware

10.	Green Tree Investment Holdings III LLC	Delaware

11.	Green Tree Investment Management LLC	Delaware

12.	Green Tree Licensing LLC	Delaware

13.	Green Tree MH Corp.	Delaware

14.	Green Tree MH LLC	Delaware

15.	Green Tree SerVertis Acquisition LLC	Delaware

16.	Green Tree SerVertis GP LLC	Delaware

17.	Green Tree Servicing Corp.	Delaware

18.	Green Tree Servicing LLC	Delaware

19.	Landmark Asset Receivables Management LLC	Delaware

20.	Mortgage Asset Systems, LLC	Delaware

21.	REO Leasing Solutions, LLC	Delaware

22.	REO Management Solutions, LLC	Delaware

23.	Reverse Mortgage Solutions, Inc.	Delaware

24.	Specialty Servicing Solutions, LLC	Delaware

25.	Walter Investment Holding Company, LLC	Delaware

26.	Walter Reverse Acquisition LLC	Delaware

27.	Green Tree Insurance Agency, Inc.	Minnesota

28.	Green Tree Loan Company	Minnesota

29.	Green Tree Insurance Agency of Nevada, Inc.	Nevada

30.	Green Tree Credit LLC	New York

31.	Mortgage Consultants of America Corporation	Texas